Exhibit 10.1

EXECUTION COPY

EMPLOYMENT AGREEMENT

This agreement (“Agreement”) is made on September 5, 2022, by and between Elite Pharmaceuticals, Inc., a Nevada corporation (“Company”), and Kirko Kirkov (“Executive”).

WHEREAS, Company desires Executive to be the Company’s Chief Commercial Officer (“CCO”) and Executive desires to provide employment services to Company in such a capacity and in accordance with the terms of this Agreement.

In consideration of the mutual promises and considerations herein contained, the parties hereby agree as follows:

A G R E E M E N T:

1. Employment.

1.1 Company hereby employs Executive in the capacity CCO reporting to the Chief Executive Officer (the “CEO”). Executive hereby accepts such employment, subject to the terms herein contained. In such capacity Executive responsibilities shall include, but is not limited to:

●	Create and Manage the Sales and Marketing team.

●	Provide Sales and Marketing financial and revenue analysis and projections to the rest of the company’s team of executives.

●	Develop and execute a business plan to preserve and increase company’s current revenue and profits.

Executive shall devote such time and effort to his Duties as are reasonably necessary for him to perform such Duties in a competent and professional manner.

2. Compensation and Benefits.

2.1. Salary. During the first year of employment, Company shall pay to Executive a base salary at the annual rate of One Hundred Fifty Thousand Dollars ($150,000) (the “Salary”). The Salary shall be payable in accordance with company’s payroll practices.

2.1.1 Salary. After one year of employment, Executive’s annual base salary shall be adjusted to Two Hundred and Seventy-Five Thousand Dollars ($275,000) contingent upon achieving corporate goals including maintaining current revenues and profits and transitioning of Amphetamine IR and ER business.

2.2. Bonus.

2.2.1 Annual Bonus. For the first year of employment, Executive shall be entitled to an annual bonus equal to fifty percent (50%) of Executive’s annual salary (“Annual Bonus”) based on attaining agreed SMART objectives set by the CEO and Executive. For the second year and as long as Executive is employed by Company, Executive is entitled to a bonus equal to 50% of Executive’s annual salary distributed based on the following criteria:

(a) Guaranteed Bonus. The Executive shall be entitled to twenty percent (20%) bonus payable in cash upon achieving personal KPI’s assigned by Executive and the CEO; and

(b) Corporate Performance Bonuses. The Executive shall be entitled Thirty Percent (30%) bonus payable in cash upon Company achieving its goals.

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2.2.2 Stock Options.

Upon the approval by the Board of Directors of Elite, Executive shall be granted stock options to purchase (Three Million) 3000,000 ELTP Shares. The options will vest over a three-year period, commencing one year from the date of issuance. The share price will be the stock at closing on the first day of employment.

2.3. Executive Benefits.

2.3.1. Expenses. Company shall promptly reimburse Executive for all reasonable and documented travel, and other business expenses actually and properly incurred by him in relation to Company’s business. No such expense reimbursement shall be allowed with regard to such expenses that exceed $10,000 unless such expenses have been pre-approved by Company in writing. Such expense reimbursement shall include reasonable hotel accommodations incurred by Executive specifically related to his duties under this Agreement against receipts or other appropriate written evidence of such expenditures as required by the appropriate Internal Revenue Service regulations or by Company.

2.3.2. Company Plans. Executive shall be entitled to participate in such employee benefit plans and programs as Company may from time to time generally offer or provide to senior executive officers of Company, including medical and retirement plans. Nothing in the foregoing shall limit or restrict Company’s discretion to amend, revise or terminate any benefit or plan without notice to or consent of Executive.

2.3.3. Vacation. Executive shall be entitled to three (3) weeks of paid vacation per Fiscal Year, pro rated for periods of less than a full Fiscal Year.

3. Employment Term; Termination.

3.1. Employment Term. Executive’s employment hereunder shall commence on September 6, 2022 (the “Commencement Date”).

3.2. Events of Termination. Executive’s employment may be terminated as follows:

3.2.1 Termination for Cause. This Agreement may be terminated by Company for Cause. For purposes of this Agreement, “Cause” justifying the termination of this Agreement by Company is defined as: (1) failure or refusal to perform the services required hereunder; (2) a material breach by Executive of any of the terms of this Agreement; or (3) Executive’s conviction of a crime that either results in imprisonment or involves embezzlement, dishonesty, or activities injurious to Company or its reputation. Following termination pursuant to this subsection, Company’s only obligation to Executive shall be to pay to Executive all accrued Annual Salary and all accrued vacation time and any reasonable and necessary business expenses incurred by Executive in connection with his duties, all to the Date of Termination and payable in a lump sum, less applicable deductions and withholdings, as soon as administratively practicable following Executive’s termination. Notwithstanding the foregoing, any expense reimbursement will take place no later than the time required under Section 409A.

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3.2.5 Without Cause. This Agreement may be terminated by Company without Cause.

(i) Company shall pay Executive severance payments in an amount equal to two (2) months’ Salary, for every full year of service, payable at the rate in effect upon the Date of Termination, less applicable deductions and withholdings, as soon as administratively practicable (but in no event later than 60 days) following Executive’s termination. Severance payment shall not exceed twelve (12) months. In addition, Company shall pay to Executive all accrued Salary, and any reasonable and necessary business expenses incurred by Executive in connection with his duties, all to the Date of Termination, less applicable deductions and withholdings, as soon as administratively practicable (but in no event later than 60 days) following Executive’s termination.

(ii) If the Company has a health insurance plan for its employees and Executive is covered under such plan, provided that Executive timely elects continuation coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), Company shall pay, on Executive’s behalf, the portion of premiums of Executive’s group health insurance, including coverage for Executive’s eligible dependents, that Company paid immediately prior to Executive’s separation of employment with Company (“COBRA Payments”) for a period of twelve (12) months following the Date of Termination (“COBRA Period”). Company will pay such COBRA Payments for Executive’s eligible dependents only for coverage for which those dependents were enrolled immediately prior to the date of Executive’s separation of employment. Executive will continue to be required to pay that portion of the premium of Executive’s health coverage, including coverage for Executive’s eligible dependents, that Executive was required to pay as an active employee immediately prior to the date of Executive’s separation of employment. For the balance of the period that Executive is entitled to coverage under COBRA after the COBRA Period, if any, Executive shall be entitled to maintain coverage for Executive and Executive’s eligible dependents at Executive’s sole expense.

(iii) The Severance Payments and the COBRA Payments (if any) shall be paid so long as Executive is not in breach of any term of this Agreement, including, without limitation, Sections 4, 5, 6, 7 and 8. The Severance Payments and COBRA Payments (if any) made by Company to, or on behalf of, Executive are conditioned on the Executive signing a Severance Agreement and Release.

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3.2.6 Resignation. This Agreement may be terminated by Executive for any reason or no reason at all by giving notice to Company of Executive’s resignation at least sixty (60) days prior to the effective resignation date. Following termination pursuant to this subsection 3.2.6, Company’s only obligation to Executive shall be to pay to Executive all accrued Salary and all accrued vacation time and any reasonable and necessary business expenses incurred by Executive in connection with his duties, all to the Date of Termination.

3.2.8 Section 409A Compliance.

(i) All in-kind benefits provided and expenses eligible for reimbursement under this Agreement shall be provided by the Company or incurred by the Executive during the time periods set forth in this Agreement. All reimbursements shall be paid as soon as administratively practicable, but in no event shall any reimbursement be paid after the last day of the taxable year following the taxable year in which the expense was incurred. The amount of in-kind benefits provided or reimbursable expenses incurred in one taxable year shall not affect the in-kind benefits to be provided or the expenses eligible for reimbursement in any other taxable year. Such right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit.

3.2.9. Termination of Employment. This Agreement shall terminate simultaneously with the termination of Executive’s employment for any reason; provided, that the covenants set forth in Sections 3, 4, 5, 6, 7 and 8 of this Agreement shall survive the termination of this Agreement to the extent provided in such Sections.

3.3. Definitions.

3.3.1. “Notice of Termination” Defined. “Notice of Termination” means a written notice that indicates the specific termination provision relied upon by Company or Executive.

3.3.2. “Date of Termination” Defined. “Date of Termination” means such date as Executive’s employment expires as written in the Notice of Termination.

4. Conflicts of Interest. As defined in the CDA.

5. Proprietary Information.

5.1 Executive represents and warrants to Company that (i) Executive is not subject to any limitation or agreement restricting employment by Company or performance of Executive’s Duties hereunder, and (ii) neither Executive nor any third party has any right or claim to Executive’s work produced on behalf of Company or using the property, personnel, or facilities of Company. Executive shall not misappropriate proprietary rights of Company or any third party.

5.2 Executive further agrees not to make, use, disclose to any third party, or permit to be made, used, or disclosed, any records, plans, papers, articles, notes, memoranda, reports, lists, records, drawings, sketches, specifications, software programs, data, or other materials of any nature relating to any matter within the scope of the business of Company or concerning any of its dealings or affairs (“Materials”), whether or not developed, in whole or in part, by Executive and whether or not embodying Confidential Information (defined below), otherwise than for the benefit of Company. Executive shall not, on and after the Date of Termination, use, disclose, or permit to be used or disclosed, any such Materials, it being agreed that all such Materials shall be and remain the sole and exclusive property of Company. Immediately upon the Date of Termination, Executive shall deliver all such Materials, and all copies thereof, to Company, at its designated office.

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6. Non-Competition; Non-Sollicitation; Anti-Raiding; Non-Disparagement. Without the prior written approval of the Board, Executive shall not, directly or indirectly, during his employment and until the end of one (1) year after the Date of Termination (however such termination occurs, including, without limitation, termination pursuant to Section 3.2):

6.1 Solicit, offer employment to, otherwise attempt to hire, or assist in the hiring of any employee or officer of Company or any of its Affiliates; (ii) encourage, induce, assist or assist others in inducing any such person to terminate his or her employment with Company or any of its Affiliates; or (iii) in any way interfere with the relationship between Company or any of its Affiliates and their employees; or

6.2 Make any public statement or perform or do any other act prejudicial or injurious to the reputation or goodwill of Company or any of its Affiliates or otherwise interfere with the business of Company or any of its Affiliates.

7. Confidentiality.

7.1 The term “Confidential Information” shall include, but not be limited to confidential information and the workpapers, concepts, formulas, techniques, strategies, components, programs, reports, studies, memoranda, correspondence, materials, manuals, records, data, technology, financial information, products, plans, research, service, design information, procedures, methods, documentation, policies, pricing, billing, customer lists and leads, and any other technical data, information and know-how which relates to products or customers or potential customers or suppliers or potential suppliers or are otherwise useful in the parties’ businesses, and which one of the parties considers proprietary and desires to maintain confidential. Confidential Information is entitled to protection hereunder whether or not such information is oral or written, whether or not such information is identified as such by an appropriate stamp or marking on each document provided or, if orally first provided, identified at that time as proprietary or confidential. In addition, Confidential Information shall include information developed by the Executive in the performance of his Duties under this Agreement. All such Confidential Information is extremely valuable and is intended to be kept secret to Company; is the sole and exclusive property of Company or its Affiliates; and, is subject to the restrictive covenants set forth herein. The term Confidential Information shall not include any information generally available to the public or publicly disclosed by Company (other than by the act or omission of Executive), information disclosed to Executive by a third party under no duty of confidentiality to Company or its Affiliates, information that Executive can demonstrate was in his possession prior to the date of this Agreement or Executive can demonstrate was independently developed by him without the use or assistance of Confidential Information, or information required by law or court order to be disclosed by Executive.

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7.2 Executive shall not, without Company’s prior written approval, use, disclose, or reveal to any person or entity any of Company’s Confidential Information, except as required in the ordinary course of performing duties hereunder. Executive shall not use or attempt to use any Confidential Information in any manner which has the possibility of injuring or causing loss, whether directly or indirectly, to Company or any of its Affiliates.

7.3 In the event that Executive’s employment with Company is terminated for any reason whatsoever, he shall return to Company, promptly upon Company’s written request therefore, any documents, photographs, tapes, discs, memory devices, and other property containing Confidential Information which were received by him during his employment, without retaining copies thereof.

8 Assignment of Intellectual Property.

8.1. Executive shall promptly disclose to Company any and all Inventions (as defined below). Executive shall promptly communicate to Company all information, details and data pertaining to any Inventions in such form as Company requests. Executive agrees that Inventions, patents and patent applications are the property of Company, and any and all rights, titles or interests in and to Inventions, patents or patent applications which Executive may have in any and every jurisdiction are hereby assigned in full. Whenever Executive is requested to do so by Company, during or after the Term, Executive shall, at the Company’s sole cost and expense, promptly execute and deliver any and all applications, assignments or other documents or instruments reasonably deemed necessary or advisable by Company to apply for and obtain Letters Patent of the United States or any foreign country or to otherwise protect, confirm or establish Company’s full and exclusive interests in any Inventions. The obligations set forth in this Section 8.1 shall be binding upon the successors, assigns, executors, administrators and other legal representatives of Executive.

8.2 Any and all Works for Hire (as defined below) shall be considered “works made for hire” under the copyright laws of the United States or property of Company under applicable federal, state, local and foreign trademark laws (as appropriate). Executive shall promptly communicate to Company any and all Works for Hire, and any and all information, details and data pertaining to any Works for Hire, in such form as Company requests. To the extent that Works for Hire fail to qualify as (A) “works made for hire” under the copyright laws of the United States or any other jurisdiction or (B) property of Company under applicable federal, state, local or foreign trademark laws, Executive hereby assigns each Work for Hire and all right, title and interest therein in any and every jurisdiction to Company. Whenever Executive is requested to do so by Company, during or after the Term, Executive shall, at the Company’s sole cost and expense, promptly execute and deliver any and all applications, assignments or other documents or instruments reasonably deemed necessary or advisable by Company to apply for and confirm and effectuate full and exclusive ownership of Works for Hire in Company, including, but not limited to, ownership of any moral rights under the copyright law of any nation, or any other rights under the intellectual property laws of any nation. The obligations set forth in this Section 8.2 shall be binding upon the successors, assigns, executors, administrators and other legal representatives of Executive.

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8.3 If a court declares that any term or provision of this Section 8 is invalid or unenforceable, the parties to this Agreement agree that the court making the determination of invalidity or unenforceability shall have the power to reduce the scope, duration or area of the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified.

8.4 Definitions.

8.4.1 “Inventions” Defined. “Inventions” means any and all inventions, discoveries, improvements, patent, copyrights and/or other property rights, whether or not patented or patentable made, conceived, created, developed or contributed to by Executive during the Term which are (i) directly or indirectly related to the business, operations or activities of the Company or any of its subsidiaries or affiliates, (ii) directly or indirectly related to Executive’s employment by, or performance of other services (including as a director, manager, officer, advisor, agent, representative, consultant or other independent contractor) for, the Company or any of its Affiliates, or (iii) based upon Confidential Information.

8.4.2 “Work for Hire” Defined. “Work for Hire” means any and all sales approaches, sales material, training material, computer software, documentation, other copyrightable works or any other intellectual property (including, but not limited to, materials or services subject to trademark or service mark registration, but excluding Inventions) made, conceived, created, developed or contributed to by Executive during the Term and which are (i) directly or indirectly related to the business, operations or activities of the Company or any of its Affiliates, (ii) directly or indirectly related to Executive’s employment by, or performance of other services (including as a director, manager, officer, advisor, agent, representative, consultant or other independent contractor) for, the Company or any of its Affiliates, or (iii) based upon Confidential Information.

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9. Acknowledgments; Equitable Remedies. Executive acknowledges that the covenants contained in Sections 4, 5, 6, 7 and 8, including those related to duration, geographic scope, and the scope of prohibited conduct, are reasonable and necessary to protect the legitimate interests of Company. He further acknowledges that the covenants contained in Sections 4, 5, 6, 7 and 8 are designed, intended, and necessary to protect, and are reasonably related to the protection of, Company’s proprietary information, to which he will be exposed and with which he will be entrusted. Specifically, without limitation, Executive is entrusted with trade secrets regarding: Inventions, the strategic planning initiatives; business development plans; budgets; financial information; management training; future business plans; and operational strategies and procedures. Executive understands that any breach of Sections 5 or 7 will also constitute a misappropriation of Company’s proprietary rights, and may constitute a theft of Company’s trade secrets under applicable local, state, and federal statutes, and will result in a claim for injunctive relief, damages, and/or criminal sanctions and penalties against Executive by Company, and possibly others. Executive acknowledges that any breach of Sections 4, 5, 6, 7 or 8 will cause Company immediate and irreparable injury and damage, for which monetary relief would be inadequate or difficult to quantify. Company will be entitled to, in addition to all other remedies available to it, injunctive relief and specific performance to prevent a breach and to secure the enforcement of Sections 4, 5, 6, 7 or 8. Executive further acknowledges that the covenants set forth in Sections 4, 5, 6, 7 and 8 shall survive the Date of Termination in accordance with their terms

10. Miscellaneous Provisions.

10.1 Severability. If, in any jurisdiction, any term or provision hereof is determined to be invalid or unenforceable, (a) the remaining terms and provisions hereof shall be unimpaired; (b) any such invalidity or unenforceability in any jurisdiction shall not invalidate or render unenforceable such term or provision in any other jurisdiction; and (c) the invalid or unenforceable term or provision shall, for purposes of such jurisdiction, be deemed replaced by a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision.

10.2 Execution in Counterparts. This Agreement may be executed in one or more counterparts, and by the two parties hereto in separate counterparts, each of which shall be deemed to be an original and all of which taken together shall constitute one and the same agreement (and all signatures need not appear on any one counterpart), and this Agreement shall become effective when one or more counterparts has been signed by each of the parties hereto and delivered to each of the other parties hereto. This Agreement, once executed by a Party, may be delivered to the other Party hereto by facsimile or electronic transmission of a copy of this Agreement bearing the signature of the Party so delivering this Agreement. A faxed or electronically delivered signature shall have the same legally binding effect as an original signature.

10.3. Notices. All notices, requests, demands and other communications hereunder shall be in writing and shall be deemed duly given upon receipt when delivered by hand, overnight delivery or facsimile (with confirmed delivery), or three (3) business days after posting, when delivered by registered or certified mail or private courier service, postage prepaid, return receipt requested, as follows:

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If to Company, to:

Elite Pharmaceuticals, Inc.

165 Ludlow Avenue

Northvale, New Jersey

Facsimile No.: (201) ***-****

Attn: Chairman

If to Executive, to:

Kirko Kirkov

*****

*****

or to such other address(es) as a party hereto shall have designated by like notice to the other parties hereto.

10.4. Amendment. No provision of this Agreement may be modified, amended, waived or discharged in any manner except by a written instrument executed by both Company and Executive.

10.5. Entire Agreement. Except as specifically provided herein, this Agreement constitutes the entire agreement of the parties hereto with respect to the subject matter hereof, and supersedes all prior agreements and understandings of the parties hereto, oral or written. Company and Executive shall execute and deliver all such further documents as may be necessary to carry out the intent of the preceding sentence.

10.6. Applicable Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New Jersey applicable to contracts made and to be wholly performed therein.

10.7. Headings. The headings contained herein are for the sole purpose of convenience of reference, and shall not in any way limit or affect the meaning or interpretation of any of the terms or provisions of this Agreement.

10.8. Binding Effect; Successors and Assigns. Executive may not delegate any of his duties or assign any of his rights hereunder. This Agreement shall inure to the benefit of, and be binding upon, the parties hereto and their respective heirs, legal representatives and beneficiaries, successors and permitted assigns. Company shall require any successor (whether direct or indirect and whether by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of Company, by an agreement in form and substance reasonably satisfactory to Executive, to expressly assume and agree to perform this Agreement in the same manner and to the same extent that Company would be required to perform if no such succession had taken place.

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10.9. Waiver. The failure of either of the parties hereto to at any time enforce any of the provisions of this Agreement shall not be deemed or construed to be a waiver of any such provision, nor to in any way affect the validity of this Agreement or any provision hereof or the right of either of the parties hereto thereafter to enforce each and every provision of this Agreement. No waiver of any breach of any of the provisions of this Agreement shall be construed or deemed to be a waiver of any other or subsequent breach.

10.10. Capacity, etc. Each of Executive and Company hereby represents and warrants to the other that, as the case may be: (a) he or it has full power, authority and capacity to execute and deliver this Agreement and to perform his or its obligations hereunder; (b) such execution, delivery and performance shall not (and with the giving of notice or lapse of time or both would not) result in the breach of any agreements or other obligations to which he or it is a party or he or it is otherwise bound or violate any law; and (c) this Agreement is his or its valid and binding obligation enforceable in accordance with its terms.

10.11. Enforcement; Jurisdiction. If any party institutes legal action to enforce or interpret the terms and conditions of this Agreement, the prevailing party shall be awarded reasonable attorneys’ fees at all trial and appellate levels and the expenses and costs incurred by such prevailing party in connection therewith. Any legal action, suit or proceeding, in equity or at law, arising out of or relating to this Agreement shall be instituted exclusively in the State or Federal courts located in the State of New Jersey and each party agrees not to assert, by way of motion, as a defense or otherwise, in any such action, suit or proceeding, any claim that such party is not subject personally to the jurisdiction of any such court, that the action, suit or proceeding is brought in an inconvenient forum, that the venue of the action, suit or proceeding is improper or should be transferred, or that this Agreement or the subject matter hereof may not be enforced in or by any such court. Each party further irrevocably submits to the jurisdiction of any such court in any such action, suit or proceeding. Any and all service of process and any other notice in any such action, suit or proceeding shall be effective against any party if given personally or by registered or certified mail, return receipt requested or by any other means of mail that requires a signed receipt, postage prepaid, mailed to such party as herein provided. Nothing herein contained shall be deemed to affect or limit the right of any party to serve process in any other manner permitted by applicable law.

10.12. Advice of Counsel. Executive represents and warrants that he has had full opportunity to seek advice and representation by independent counsel of his own choosing in connection with the interpretation, negotiation and execution of this Agreement.

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IN WITNESS WHEREOF, this Agreement has been executed and delivered by the parties hereto as of the date first above written.

Elite Pharmaceuticals, Inc.

By:	/s/ Nasrat Hakim
Name:	Nasrat Hakim
Title:	Chairman & Chief Executive Officer

By:	/s/ Kirko Kirkov
Name:	Kirko Kirkov

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